Exhibit 10.07

Dated 21st December 2011

International Images Ltd.

and

Birchley Ltd.

and

Capital Art Inc.

AGREEMENT

THIS AGREEMENT is made the 21st day of December 2011

BETWEEN:

INTERNATIONAL IMAGES LTD (hereinafter called the Company) who registered office is 1st Floor, 65 Knightsbridge, London SW1X 7RA of the first part;

BIRCHLEY LIMITED (hereinafter called the Debenture Holder) whose registered office is at 52 Bluebridge Road, Brookmans Park, Herts AL9 7SA of the second part; and

CAPITAL ART INC (hereinafter called Capital) of 6150 Washington Boulevard, Culver City, California 90232, USA of the third part

WHEREAS:

(a)	The Company is the owner of the Frank Worth Collection and the Daniel Furon Collection meaning all rights of property which the company owns pertaining to the negatives, images, photographs and all other interests whatsoever in seven thousand five hundred images (approx) and negatives (5,500 approx) forming part of the Frank Worth Collection and 50 Daniel Furon images. A listing of the photographs, negatives and materials forming the Frank Worth Collection and the Daniel Furon Collection together with their location is provided in the Schedule hereto
(b)	On the 14th September 2007 the company entered into a Debenture with the Debenture Holder charging it’s assets to the Debenture Holder in consideration of £195,455.89 advanced by the Debenture Holder to the company on the terms and conditions set out in the Debenture and the facility letter dated 12th September 2007 and as confirmed in the Companies Accounts to 31 December 2010. Particulars of the Debenture have been registered at Companies House.
(c)	The Debenture Holder has demanded repayment of monies due to it from the Company.
(d)	The Company has agreed with the consent of the Debenture Holder to sell the Frank Worth Collection and the Daniel Furon Collection to Capital on the terms and conditions set out hereunder.

Now this Deed witnesseth as follows:

1.	The Company agrees with the consent of the Debenture Holder to sell its interest in the Frank Worth Collection and the Daniel Furon Collection to Capital in consideration of $400,000 payable to the Debenture Holder but under the Condition Precedent that title and possession to all the Frank Worth and Daniel Furon photographs and negatives is retained by the Debenture Holder until the sum of $200,000 is paid in full as directed below and all Capital Art, Inc shares are issued to the Debenture Holder as provided by clause 3 hereof above and to the Company as provided by clause 7 hereof.

2.	The sum of $400,000 shall be paid to the Debenture Holder or as it directs as to
i)	$50,000 on or before the 15th May 2011
ii)	$50,000 on or before the 15th June 2011
iii)	$50,000 on or before the 15th July 2011
iv)	$50,000 on or before the signing of this Agreement.
v)	$200,000 on or before the 30th June 2012

3.	Capital will issue on the signing hereof 600,000 shares of its common stock in Capital Art Inc to the Debenture Holder or as it directs.
4.
a)	After issue and receipt of the 600,000 shares in Capital and on signature of the Agreement including payment of the first $200,000 in cash the Debenture holder will release its Charge over the assets of the Company and will file a Memorandum of Satisfaction at Companies House.
b)	As a consequence of any default by Capital in making any payment due under this Agreement to the debenture holder the Company will not have to repay to the Debenture Holder any monies that Capital has not paid out under this Agreement.
5.	Retention of Title is absolute and extends not only to the physical photographs, negatives and materials but also to any income streams payable now or in the future from the Frank Worth Collection and the Daniel Furon Collection AND FURTHER all such photographs and negatives shall be kept at The Producers Film Centre in Los Angeles (Frank Worth Collection) and A&I Printers, Highland Avenue, Los Angeles, USA (Daniel Furon Collection) to the order of the Company and the Debenture Holder, until all Capital shares are issued to the Company and the Debenture Holder and the Debenture holder has received the first $200,000 in cash.
6.	The Debenture Holder will make a contribution of $20,000 towards monies owing by the Company to the Executor(s) of the Frank Worth Estate and a further contribution of $50,000 towards the creditors and other loan providers of the Company payable at the rate of $10,000 a month commencing on the January 2012 which will be paid into the Company’s Account at Coutts & Co. The Company will provide a list of such creditors and/or lenders showing the amount claimed and after agreement by both Directors of the Company as to payment the Company will pay monies due to any such creditor up to the amount of the Debenture Holder’s contribution of $50,000. Further, Capital is held free and harmless from and of any and all royalty, creditor, loan provider and any other claims that may be or arise in the course of the business of the Company.
7.	Capital will issue on the signing hereof 1,000,000 shares of its common stock in Capital Art Inc to the Company or to such shareholders of the Company who elect to have such shares issued in their own name (subject to this being lawful, in accordance with the UK Companies Acts and generally accepted accounting principles), and the Company will transfer any and all rights to the Frank Worth Archive and Collection and the Daniel Furon Collection with clear Title and ownership to Capital and provide complete reports on any and all Collection transactions throughout the Company’ prior period of ownership.

8.1	This Agreement represents the entire understanding between the parties relating to the subject matter hereof and shall not be varied in its terms other than in writing signed by the duly authorised representatives of the Company, the Debenture Holder and Capital.
8.2	Nothing in this Agreement shall create a partnership or joint venture between the parties hereto.
8.3	In the event that any provision of this Agreement may prove to be void illegal or unenforceable the relevant provision shall be deemed not to be or never to have been or formed a part of this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.
8.4	A person or company who or which is not a party to this Agreement cannot enforce or enjoy the benefit of any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999
9.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.
9.2	The parties irrevocable agree that Courts of England have exclusive jurisdiction to settle any dispute that arises out of or in conjunction with this Agreement.

Schedule

The Frank Worth Collection:

All items lodged at PFC Los Angeles as evidenced in part on a disk held by the parties hereto and endorsed “Frank Worth – Items at PFC (LA) – 22nd November 2010

The Daniel Furon Collection:

All images as itemised in the attached ‘Furon Collection 50 images.doc’.

In witness whereof this Agreement has been signed by a duly authorised officer of the Company, the Debenture Holder and Capital

/s/ Alan Judd

Officer of the Company: Alan Judd

/s/ Philip Englefield

Officer of the Debenture Holder: For and on behalf of Birchley Ltd.

/s/ Sean Goodchild

Officer of Capital: Sean Goodchild, CEO